As filed with the Securities and Exchange Commission on November 30, 2011
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-117241)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

FUNDTECH LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 HAMADA STREET, 5TH  FLOOR, HERZLIYA, ISRAEL 46140
(Address of Principal Executive Offices) (Zip Code)

FUNDTECH LTD. 1996 EMPLOYEE STOCK OPTION PLAN FOR THE EMPLOYEES OF FUNDTECH LTD.
FUNDTECH LTD. 1997 STOCK OPTION PLAN FOR FUNDTECH CORPORATION
1997 ISRAELI SHARE OPTION PLAN
FUNDTECH LTD. 1999 EMPLOYEE OPTION PLAN
FUNDTECH LTD. DIRECTORS OPTION PLAN
(Full title of the plan)

Fundtech Corporation
30 Montgomery Street, Suite 501
Jersey City, NJ  07302
(Name and address of agent for service)

(201) 946-1100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (Registration No. 333-117241) (the “Registration Statement”) of Fundtech Ltd., a public company formed under the laws of the State of Israel (the “Company”), pertaining to the registration of 2,660,953 ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”), which was filed with the Securities and Exchange Commission on July 8, 2004.

On November 30, 2011, pursuant to the Agreement and Plan of Merger, dated as of September 16, 2011, by and among the Company, F.T. Israeli Mergerco Ltd. (“Merger Sub”) and US FT Parent, Inc. (“Parent”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned indirect subsidiary of Parent.  As a result of the Merger, each Ordinary Share (other than those shares held in treasury of the Company or by any direct or indirect wholly-owned subsidiary of the Company or of Parent or its subsidiaries) was converted into the right to receive $23.33 in cash, without any interest thereon and less any applicable withholding tax.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of Registration Statement and, by means of this post-effective amendment, removes from registration any and all such securities of the Company that had been registered for issuance but remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on this 30th day of November, 2011.

FUNDTECH LTD.

By:	/s/ Yoram Bibring
Yoram Bibring
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

*	Chairman of the Board of Directors
Avi Fisher		November 30, 2011

*	Director and Chief Executive Officer
Reuven Ben Menachem	(principal executive officer)	November 30, 2011

/s/ Yoram Bibring	Chief Financial Officer
Yoram Bibring	(principal financial officer and principal accounting officer)	November 30, 2011

*	Director
Yaffa Krindel		November 30, 2011

*	Director
Robert Cobuzzi		November 30, 2011

*	Director
Stanley Stern		November 30, 2011

*	Director
Gil Weiser		November 30, 2011

*	Director
Gerald Dogon		November 30, 2011

*	Director
Peter Radcliff		November 30, 2011

* By:	/s/ Yoram Bibring
Yoram Bibring, Attorney-in-Fact

Authorized Representative in the
United States:

Fundtech Corporation

By:	/s/ Yoram Bibring
Yoram Bibring
Chief Financial Officer